Exhibit 5.1

Partners:		19 April 2019	Our Ref: MC/JWYL/C6410-H18817
Paul Aherne	**
Joanne Collett	*
Mark Cummings	*****	CNFinance Holdings Limited
James Gaden	****	44/F, Tower G
Amelia Hall	*	No. 16 Zhujiang Dong Road
Tim Haynes	***	Tianhe District
Fraser Hern	*	Guangzhou City
Kristen Kwok	**	Guangdong Province 510620
Callum McNeil	**	People’s Republic of China
Andy Randall	**
James Webb	**
Denise Wong	*

Dear Sir or Madam

CNFinance Holdings Limited

We have acted as Cayman Islands legal advisers to CNFinance Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-8, (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the registration under the U.S. Securities Act of 1933, as amended, in relation to the ordinary shares of a par value of US$0.0001 each in the share capital of the Company (the “Shares”) issuable pursuant to the "Plan" as defined in Schedule 1.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this Opinion nor upon matters of fact or the commercial terms of the transactions the subject of this Opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	The Shares to be issued and allotted pursuant to the Plan have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plan and in accordance with the resolutions adopted by the Directors and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

Walkers (Hong Kong)

  滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda† | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

  *Admitted in England and Wales; **Admitted in BVI; ***Admitted in Cayman Islands; ****Admitted in New South Wales (Australia); *****Admitted in Ireland

† Walkers works in exclusive association with Kevin Taylor, trading as 'Walkers Bermuda', a full service commercial law firm providing advice on all aspects of Bermuda law.

WALKERS (HONG KONG)	Page 2

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (Hong Kong)

WALKERS (Hong Kong)

WALKERS (HONG KONG)	Page 3

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 8 January 2018, Amended and Restated Memorandum and Articles of Association as adopted by special resolution on 11 July 2018, and effective conditional and immediately prior to the trading of the Company's American Depositary Shares on the New York Stock Exchange (the "Memorandum and Articles"), the Register of Members and the Register of Directors, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").

2.	A Certificate of Good Standing dated 19 February 2019 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

3.	Copies of the executed written resolutions of the Directors of the Company dated 27 August 2018 (the "Resolutions").

4.	Copy of the following document of the Company (the "Plan"):

(a)	the Share Incentive Plan adopted on 27 August 2018.

5.	The Registration Statement.

WALKERS (HONG KONG)	Page 4

Schedule 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

2.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.

WALKERS (HONG KONG)	Page 5

Schedule 3

QUALIFICATIONS

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.